Zion Oil & Gas Newsletter
Monday, October 31, 2011

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Dear Shareholder and/or Friend of Zion...

October has been a very active month at Zion Oil & Gas.

On October 6, 2011, we signed an agreement with the Geophysical Institute of Israel (GII) for the acquisition of approximately 15 kilometers (9 miles) of seismic data in our recently acquired Jordan Valley License area. The seismic survey is scheduled to commence in late 2011 or early in 2012.

On October 11, 2011, we renewed the lease on our office premises in Dallas, Texas and rented some additional adjacent space in the building. To reduce costs, we are closing Zion's office in State College, Pennsylvania; we will now have space in Dallas for both a geology and engineering department.

After a long period of negotiation with various oil & gas companies, on October 14, 2011, Zion signed a non-binding Memorandum of Understanding (MOU) with a United States based company affiliated with an oil & gas exploration company with significant international operations. We plan that they will provide Zion with an onshore drilling rig with deep drilling capacity and certain other oilfield services for a minimum of three years and for at least three new wells that we plan to drill on our license areas. However, we will need to prepare, negotiate and execute legally binding documentation before we can begin our formal relationship.

We are excited and encouraged that, on October 17, 2011 (petroleum geologist, geophysicist and, for eight years, statewide-elected commissioner of the Railroad Commission of Texas – the state’s chief oil and gas regulatory agency), Victor G. Carrillo, was appointed as Zion's new President and Chief Operating Officer. Victor was appointed following Bill Ottaviani’s departure from Zion, by mutual agreement, on October 14, 2011. Victor has been serving as Zion’s Executive Vice President since January 2011 and as a director since September 2010. He will continue to serve as a member of Zion's Board of Directors.

Left to Right: Aaron Kahn (Geologist), Liat Roter (Geophysicist)

On October 23, 2011, we were pleased to welcome an additional staff member to our Israel exploration department: Ms. Liat Roter, a geophysicist who has just completed the work for her Masters (M.Sc.) in geosciences at the University of Haifa. We are steadily improving our exploration department, as that is Zion's 'engine for growth' as we pursue our exploration plans.

Left to Right: Senator Mary Landrieu, Richard Rinberg (Zion's CEO), Ilan Sheena (Zion's CFO)

Also on October 23, 2011, a US delegation - the Louisiana Oil & Gas Trade Mission, arrived in Israel. The delegation was led by (The Honorable) Mary Landrieu, Senator for the State of Louisiana. Senator Landrieu is on her third visit to Israel and commented: "... we really value our relationship with Israel and want to see it strengthened".

Louisiana has some of the world's leading companies that deal in developing oil and gas ventures and the delegation comprised a number of oil & gas service providers who are eager to help Israel's fledgling oil and gas industry to grow stronger.

On October 24, we attended a seminar on the topic of 'Oil & Gas in Israel' that was arranged under the auspices of the Southwest Louisiana Economic Development Alliance and the US Department of Commerce.

We weren't complete strangers to Louisiana as, for a number of years, Zion Board member (and Petroleum Commissioner for the State of Israel from 1995, until his retirement in 2004), Dr.Yehezekel (Charlie) Druckman, was affiliated with the Louisiana State University at Baton Rouge as a Research Associate in Geology. That evening, US Ambassador, Daniel B. Shapiro, gave a reception at his home in Herzliya.

It is clear that there is a growing interest in Israel's energy industry. That can only be good for Zion, as competition by service providers will inevitably drive down costs for the provision of services.

Finally, on October 26, 2011, we received from the Petroleum Commissioner of Israel, as requested, an extension on our Joseph License to October 10, 2012, so we can continue with our petroleum exploration plans on that license area.

Taken together, the various steps we have made in October 2011 position us well for the coming months. We are looking forward to drilling our next well - we plan to start drilling in the first half of 2012 - and are hopeful that the discovery that has so far eluded us will come in 2012.

In Latin: "Fortuna erudites favet", in English: "Fortune favors the prepared" and in the Psalms:

“In your good pleasure, make Zion prosper…”
Psalm 51:18

Thank you for your support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.
www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, plans to commence a 2D seismic survey, that seismic acquisition is expected to begin in 2011 or 2012, that the results will improve the quality of existing data and increase the chances of success of planned exploratory wells, the successful negotiation and execution of definitive agreements relating to drilling and related oilfield services, the sufficiency of cash reserves, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

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More information about Zion is available at www.zionoil.com or by contacting Mike Williams (dallas@zionoil.com)

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231

Tel: 1-214-221-4610 or 1-888-891-9466